Exhibit 23.4

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE	HOUSTON OFFICE
First Place Tower	Kellogg Brown and Root Tower
15 East Fifth Street • Suite 3500	601 Jefferson Ave. • Suite 3690
Tulsa, Oklahoma 74103-4350	Houston, Texas 77002-7912
(918) 587-5521 • Fax: (918) 587-2881	(713) 651-8006 • Fax: (281) 754-4934

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

INDEPENDENT PETROLEUM ENGINEERS

We consent to the reference of our firm under the caption “Experts” and to the use of our “Audit of In-House Appraisal” dated April 23, 2004 in the Registration Statement (Form SB-2) and related prospectus of Arena Resources, Inc.

LEE KEELING AND ASSOCIATES, INC.

BY:	/s/ Lee A. Keeling
Lee A. Keeling, President

Tulsa, Oklahoma

May 28, 2004

WWW.LKAENGINEERS.COM